Exhibit 99.1

GeoVax Reports 2018 First Quarter Financial Results

and Development Program Updates

ATLANTA, GA, May 3, 2018 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, today announced its financial results for the three months ended March 31, 2018 and provided an update on its vaccine development programs.

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “The promise of our technology is evident by our continued success in attracting government sponsorship of our programs, as well as our growing list of excellent collaborators in virtually every disease area in which we are working. I am pleased with our progress thus far during 2018 and am happy to share this update.”

Recent highlights for 2018 include:

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The NIH awarded us a Fast-Track Phase I/II SBIR grant to advance our Lassa Fever vaccine. The $300,000 grant is for Phase I of the project; we anticipate a total project budget of up to $1.9 million following the anticipated Phase II award. The grant will enable preclinical testing of our vaccine candidates in preparation for human clinical trials. The work will be performed in collaboration with the Institute of Human Virology at the University of Maryland, The Scripps Research Institute (Scripps), and the University of Texas Medical Branch.

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We began a collaboration with Vaxeal Holding SA, expanding our cancer vaccine program to include the design, construction, characterization and animal testing of vaccine candidates using our MVA-VLP vaccine platform with Vaxeal’s proprietary designed genetic sequences. This project is complementary to, and does not overlap with, our ongoing collaboration with ViaMune, Inc. for co-developing cancer immunotherapies based on the MUC1 tumor-associated antigen.

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We began a collaboration with CaroGen Corporation for the development of a combination immunotherapy treatment for chronic hepatitis B virus (HBV) infection. This project will include testing our MVA-VLP-HBV vaccine candidate in combination with CaroGen’s HBV Virus Like Vesicles (VLVs) vaccine candidate in prophylactic and therapeutic animal models of HBV.

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Excellent results from a rigorous preclinical study of our Ebola vaccine were published in the peer-reviewed open access journal Scientific Reports by Nature Research. In this study, we demonstrated 100% single-dose protection provided by our vaccine to rhesus macaques challenged with a lethal dose of Ebola virus. The article can be viewed at www.nature.com/articles/s41598-017-19041-y.

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We continued to attend and present at various scientific conferences including American Society for Microbiology (ASM) Biothreats conference in Baltimore, MD, the World Vaccine Congress in Washington, DC, and the National Foundation for Infectious Diseases (NFID) Annual Conference on Vaccinology Research in Bethesda, MD. These venues provide valuable networking opportunities to bring our technologies to the attention of the broader scientific community and to potential collaborators and partners.

●	Our preventive HIV vaccine program continued with clinical trial support from the NIH and the next trial expected to commence in late 2018.
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Our collaboration with American Gene Technologies International, Inc. (AGT) for use of our vaccine in combination with AGT’s gene therapy for development of a functional cure for HIV is on track with a Phase 1 trial sponsored by AGT expected to begin later this year.

●	We continued work for our Zika vaccine (with NIH grant support) and our malaria vaccine program (in collaboration with the Burnet Institute in Australia.

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Financial Review

GeoVax reported a net loss for the three months ended March 31, 2018 of $621,813, or $0.01 per share, based on 124.2 million weighted average shares outstanding. For the three months ended March 31, 2017, the Company reported a loss of $548,341, or $0.01 per share, based on 55.4 million weighted average shares outstanding.

The Company reported revenues of $221,299 for the three months ended March 31, 2018, primarily related to grants from the NIH. This compares to $295,735 of grant revenues reported for the same period in 2017. Research and development (R&D) expenses were $486,994 for the three months ended March 31, 2018, compared with $551,795 for the comparable period in 2017. General and administrative (G&A) expenses were $357,228 and $292,667 for the three months ended March 31, 2018 and 2017, respectively. Cash balances were $571,154 at March 31, 2018, as compared to $312,727 at December 31, 2017.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vaccine platform. The Company’s development programs are focused on preventive vaccines against HIV, Zika virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic hepatitis B infections and cancers. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Grant and collaboration revenues	$221	$296

Operating expenses:
Research and development	487	552
General and administrative	357	292
	844	844
Loss from operations	(623)	(548)
Other income (expense), net	1	-

Net loss	$(622)	$(548)

Net loss per common share	$(0.01)	$(0.01)

Weighted average shares outstanding	124,170	55,351

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	March 31, 2018	Dec. 31, 2017
Assets:
Cash and cash equivalents	$571	$313
Other current assets	231	135
Total current assets	802	448

Property, net	26	31
Other assets	11	11
Total assets	$839	$490

Liabilities and stockholders’ equity (deficiency)
Current liabilities	$919	$811
Note payable, net of current portion	49	-
Stockholders’ equity (deficiency)	(129)	(321)
Total liabilities and stockholders’ equity (deficiency)	$839	$490

Shares Outstanding	141,737	106,737

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